Exhibit 99.1	Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Telefax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305 jewing@terraindustries.com
Terra Capital Announces Pricing of Tender Offer and Consent Solicitation
for Certain of its Outstanding Notes
Sioux City, Iowa (January 25, 2007)—Terra Capital, Inc. (“Terra Capital”), a wholly-owned subsidiary of Terra Industries Inc. (NYSE: TRA), announced the pricing terms of its previously announced tender offers for any and all of its outstanding 12 7/8% Senior Secured Notes due 2008 (CUSIP No. 88089PAB9) and 11 1/2% Second Priority Senior Secured Notes due 2010 (CUSIP Nos. 88089PAC7 and 88089PAD5) (collectively, the “Notes”) and related consent solicitations pursuant to the Offer to Purchase and Consent Solicitation Statement dated January 10, 2007 (the “Offer to Purchase”).
The total consideration for each $1,000 principal amount of Notes (the “Total Consideration”), which will be payable in respect of Notes that are validly tendered and accepted for payment and consents validly delivered on or prior to 5:00 p.m., New York City time, on February 1, 2007 (the “Consent Extension Date”), will be $1,117.69 per $1,000 principal amount with respect to the 12 7/8% Senior Secured Notes due 2008 and $1,075.04 per $1,000 principal amount with respect to the 11 1/2% Second Priority Senior Secured Notes due 2010, which includes a $20.00 per $1,000 principal amount of Notes payment only in respect of Notes that were tendered on or prior to the Consent Extension Date (the “Consent Payment”). In addition, holders will be paid accrued and unpaid interest on the tendered Notes up to, but not including, the settlement date.
The Total Consideration with respect to the 12 7/8% Senior Secured Notes due 2008, was determined using a yield equal to the bid price on the 3.125% U.S. Treasury Note due October 15, 2008, and with respect to the 11 1/2% Second Priority Senior Secured Notes due 2010, was determined using a yield equal to the bid price on the 3.50% U.S. Treasury Note due May 31, 2007, which was 5.025% and 5.159%, respectively, as of 2:00 p.m., New York City time, on January 25, 2007, plus a fixed spread of 50 basis points with respect to the Notes. Holders who validly tender their Notes after the Consent Extension Date and on or prior to midnight, New York City time, on February 7, 2007, unless extended (the “Expiration Date”), will be eligible to receive the tender offer consideration, which consists of the Total Consideration less the Consent Payment.
Subject to the terms and conditions of the tender offers and consent solicitations, payment for tendered Notes will be made on or promptly after the Expiration Date.
Terra Capital retained Citigroup Corporate and Investment Banking to serve as dealer manager for the tender offers and consent solicitations. Global Bondholder Services Corporation is the depositary and information agent for the tender offers and consent solicitations.
Requests for documents relating to the tender offers and consent solicitations, including the Offer to Purchase, may be directed to Global Bondholder Services Corporation by telephone at 1-866-540-1500 (toll free) or 1-212-430-3774. Questions regarding the tender offers and consent solicitations may be directed to Citigroup Corporate and Investment Banking, Liability Management Group, at 1-800-558-3745 (toll free) or 1-212-723-6106 (collect).
This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes nor is this announcement an offer or solicitation of an offer to sell new securities. The tender offers and consent solicitations are made solely by means of the Offer to Purchase and Consent Solicitation Statement distributed to the holders of the Notes. No recommendation is made as to whether holders of Notes should tender their notes or give their consent.
About Terra
Terra Industries Inc., with 2005 revenues of $1.9 billion, is a leading international producer of nitrogen products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note: Terra Industries’ news announcements are also available on its website, www.terraindustries.com.